Exhibit 10.4

PARTICIPATION AND OPERATING AGREEMENT

THIS PARTICIPATION AND OPERATING AGREEMENT ("Agreement") is made and entered into as of the 12-15-2010, by and between Mieka, LLC, ("Operator"), having an address of 1660 S. Stemmons Sutie 440 in Lewisville, Texas 76067 and Mieka Corporation ("Developer") having an address of 1660 S. Stemmons Sutie 440 in Lewisville, Texas 75067 .

WHEREAS, Operator, by virtue of certain oil and gas leases, has certain rights to develop oil and gas wells on the drilling sites in areas identified in Exhibit "A" and Exhibit hereto (the "Westmoreland County, PA"); and

WHEREAS, the parties hereto have reached an agreement to participate in, drill and develop the Drilling Site Wells as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:

PARTICIPATION

1.     Duties of Operator.

(a)     Drilling. On or before March 1, 2011, Operator shall commence to drill a total of 1 Vertical well and 1 Horizontal Well (or plug and abandon) and operate at least Two (2) wells 1 Vertical and 1 Horizontal well on the Drilling Sites as more fully identified and located on the Leases, in accordance with the terms and conditions of this Agreement.

 3.     Payment by Developer. Developer shall pay to Operator the sum of Three Million Dollars ($3,000,000,00) (the " Estimated Partial Turnkey Price") As soon as practicable after receipt by Developer of a Notice of Commencement of Drill Site Well Drilling from Operator The Partial Turnkey Price is intended to cover the expense to Mieka Corporation of Initial Operations on the Prospect wells. However only the Vertical well will be drilled on a turn key basis. To the extent that cost for operations on the Horizontal Well exceed the Horizontal Well Commitment, such operations shall be considered Subsequent Operations subject to an Optional Additional Assessment.

4.      Additional Drilling Sites. If Operator determines, with respect to any Drilling Site, before operations commence with respect to such Drilling Site, based upon available production information for any other wells which may have been recently drilled in the immediate area of such Drilling Site, or upon discovery of title defects, or upon such other evidence as Operator may obtain, that it would not be in the best interest of the parties hereto than fifty (50%) percent of the interests held by all of the Developers) of the Developers do not reject it in writing within seven (7) days after notification from Operator, the new drilling site shall be subject to this Agreement If rejected, Operator shall substitute a replacement drilling site in place of the rejected drilling site, which shall be similarly subject to rejection by a majority in interest of the Developers. In the event that replacement drilling site is not in place and a Well drilled, tested and completed thereon within ninety (90) days of notice to Developer by Operator as provided herein, any moneys advanced to Operator by Developer for thh Drill Site Well upon which Operator did not commence drilling, will be forthwith repaid by Operator to Developer.

5.           Operator's Representations and Warranties. Operator makes the following representations and warranties to Developer which shall survive the effective date of this Agreement:

(a)  all Exhibits attached hereto are true and correct copies of the original documents they represent;

(b)  to the best knowledge of Operator, Operator is not currently in default with respect to the performance of any of the terms and conditions of the Leases and presently knows no basis for claiming any such default by it;

(c)  no consent or approval of any third party is currently required with respect to the assignment of the Drilling Sites to Developer in the manner contemplated by this Agreement; and

(d)  the Assignment will effectively assign to the Developer the Interest which each such Assignment purports to assign, including the proper amount of working interest and net revenue interest.

(e)  Operator is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Operator is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(f)  Operator has all necessary corporate power, authority and capacity to own its properties and assets, and to carry on its business as presently conducted by it. Operator has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder and there under have been duly authorized by all necessary corporate action on the part of Operator.

(g)  This Agreement constitutes a valid and binding obligation of Operator enforceable against it in accordance with its terms.

(h)  Neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein or therein, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of, (a) any provision of the articles of incorporation or bylaws of Operator, (b) any instrument or contract to which Operator is a party or by which Operator or its assets or properties is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to and that would have a material adverse effect on Operator or its assets or properties.

7.      Title. Operator shall arrange for a title examination to be conducted on the Drilling Sites in order to obtain appropriate abstracts, opinions, certificates and other information necessary to determine the adequacy of title to the applicable Lease and the fee title of the lessor to the property covered by the Lease, The results of such title examination will be made available to any Developer upon request. If Operator shall be unable, after reasonably diligent efforts to obtain clear title to the leasehold estate of a lease prior to the drilling of a well, then, at the sole option of Developer, Operator shall return that portion payment attributable to that well or wells.

DRILLING AND OPERATIONS

8.     Costs of Drilling. Operator shall be responsible for paying all costs of drilling, testing, equiping and completing the Drill Site Wells hereto, from the Turnkey Price paid by Developer, and to the extent such costs exceed the Turnkey Price, they shall be paid by Operator. The costs for each well shall include all tangible and intangible costs which may be incurred in drilling, testing equiping and completing such well, including without limitation, the costs of site preparation and restoration, permits and bonds, roadways, surface damages, power at the site, water, Operator's overhead and profit, rights-of-way, drilling rigs, collection tanks and other equipment necessary or appropriate to dispose of brine, equipment and material, costs of title examination, access rights, logging, cementing, perforating, fracturing, casing, meter (other than utility purchase meters), separator and geological and engineering services.

9.     Additional Assessments. The Turnkey Price shall not cover the costs and expenses of (i) services, equipment and any facilities necessary or appropriate for the production and sale or disposal of oil and/or natural gas liquids, (ii) drilling through, casing and cementing a void in a coal mine or seam with respect to any well. Any such extra costs shall be paid by the parties in proportion to their respective interests in the well with respect to which such expenses were incurred, or, if not set forth therein, at Operator's invoice costs for expenses incurred or third party services performed and materials furnished, plus ten percent (10%), which ten percent shall be in lieu of any charge by Operator for its profit or overhead.

10.     Drilling Schedule, Depth. Operator shall determine the timing and the order of the drilling of the wells. Any well drilled hereunder shall be drilled to a depth sufficient to thoroughly test the Coniferous Formation. The Operator shall have the right to direct stoppage work at any time prior to reaching the depth specified herein whenever a natural open flow of oil or gas occurs which is in a sufficient quantity that continued operations are hazardous in the sole opinion of Operator.

11.     Pipeline Facilities. Operator or its affiliates shall have the exclusive right to pay  for, own, use and assign, any pipeline and dehydration facilities in connection with the wells being drilled hereunder; provided, however, that sufficient capacity will be maintained for the delivery of gas under this Agreement and further provided that charges to the Developer for use of such services and facilities shall not exceed the customary costs for such services and facilities in the area.

12.     Plugging; Abandonment. Operator shall determine whether or not to run the  production casing for an attempted completion or to plug and abandon the wells drilled hereunder, which determination shall be final and binding on all parties after the well has been drilled to the target depth. If the Developer shall request Operator to employ any procedures which cause delay or additional cost, then the Developer shall pay for all such additional costs. If Operator elects not to run production casing for an attempted completion, the well shall be considered to be a dry hole under this Agreement . Operator will plug and abandon such well at Operator's cost and in the manner as prescribed by regulations of the appropriate governmental agencies and regulatory bodies. Operator shall furnish a plugging report showing the well has been plugged.

13.     Production Casing. If election is made by Operator to run production casing, Operator shall so advise the Developer as soon as practical and the same shall be run and cemented according to acceptable field practices for the area, and shall be perforated at points selected by Operator, and the fracturing treatment shall be performed in accordance with customary practices in the area.

14.     No Guaranty by Operator. This Agreement shall not be construed as a guarantee as to the commercial productivity of the wells covered by this Agreement. Operator shall not be liable for or act as a guarantor of services or materials provided by third parties or against any geological faults, geological accidents, or other geological circumstances, which may appear during or subsequent to the completion of any well hereunder which affects the commercial productivity of such well. Any costs and expenses of remedial work shall be considered operating costs under Section 20 below.

15.     Operator Responsibilities. The Operator shall conduct and direct and have full control of all operations as permitted and required by this Agreement. The decision of Operator shall be final and conclusive, and shall be binding upon all parties. Operator shall conduct all such operations in a good and workmanlike manner, but it shall have no liabilities as Operator to any party for losses sustained, or liabilities incurred, except such as may result from Operator's gross negligence or willful misconduct. Operator shall, in addition to its other obligations hereunder:

(a)  determine at all times when any well shall be completed, plugged and abandoned or remedial work performed and which sands to complete (whether upon completion of drilling operations or thereafter);

(b)  manage and conduct all field operations in connection with drilling, testing, completing, recompleting, equipping, operating and producing of the wells;

(c)  maintain all wells, equipment, pipelines and facilities in good working order during the useful life thereof;

(d)  perform the necessary administrative and accounting functions;

(e)  hire, terminate and compensate employees; and

(f)  give the drilling and operating of the wells equal priority with the other business activities conducted by Operator.

16.    Sale of Production.

(a) Taking In-Kind. Subject to Sections 22 and 28 below, Developer hereby reserves the exclusive right to take in kind or separately dispose of his proportionate share of all oil and gas produced from the wells to be drilled hereunder, exclusive of production which may be used in development and producing operations, preparing and treating oil and gas for marketing purposes, production unavoidably lost and production used to fulfill any free gas obligations under the terms of the applicable lease. If Developer exercises the right to take its share of oil and gas in kind, Developer shall pay or deliver, or cause to be paid or delivered to the Operator, all royalties and overriding royalties based upon the highest price then being paid by industrial, utility, pipeline or other purchasers for gas of a like kind , at the point of delivery to either the purchaser or pipeline transporting facilities. Such price shall include all appropriate compression and transportation fees as the case may be. In the event Developer elects to separately dispose of its share of oil and gas, all royalties and overriding royalties shall be based on the contract price including brokerage fees, if any, and transportation and compression fees as long as the gas is in Operator's possession prior to the delivery point.

Any extra expenditure incurred in taking in kind or separate disposition by any Developer of its proportionate share of the production shall be borne by the Developer, and such Developer shall reimburse Operator for any loss of income that Operator incurs by reason of such separate disposition. If Developer fails or neglects to make the arrangements necessary to take in kind or separately dispose of his proportionate share of oil and gas produced from any well covered by this Agreement within thirty (30) days following completion of such well, Operator shall have the right but not the obligation, to sell such oil and gas to others at any time and from time to time, for the account of the Developer at the best price reasonably obtainable under the circumstances. Any such purchase or sale by Operator shall be subject to the right of Developer to exercise its right to take in kind or to separately dispose of its share of oil and gas not previously delivered to any purchaser or committed to any purchaser. Any such purchase or sale by Operator of any Developer's share of oil and gas shall be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the particular circumstances, but in no event for a period in excess of eighteen (18) consecutive months.

(b)  Sales and Marketing Agent. Operator hereby agrees with the Developer consent to act as sales and marketing agent for the oil and gas produced hereunder, that is not separately disposed of in-ki

17.    Production Proceeds

(a)  To facilitate the collection and disbursement of the proceeds from the sale of oil and gas from any well covered by this Agreement, Developer hereby irrevocably appoints Operator as its exclusive agent to collect any and all proceeds from the sale of such oil and gas whether such sale is made by Developer or Operator on behalf of Developer and hereby agrees to name Operator as such agent in any contract for the separate disposition of such oil and gas. Any person or persons making payment to Operator shall be released from any and all liability with regard to the proceeds of such sale.

(b)  Operator or affiliates shall make a diligent effort to collect all payments due but shall have no liability with regard to any nonpayment of proceeds from the sale of such oil and gas.

(c)  All monies collected by Operator for the sale of oil and gas shall be held in a segregated account for all parties.

(d)  Subject to Sections 22 and 28 below, Operator shall disburse, no later than the tenth (10) day of the month following the month in which proceeds of  sale are received, the entire proceeds of such sale, less payment of lessor's royalties and any overriding royalties, production payments, operating expenses or other charges under Section 20 and delinquent advance payments under Section 21 below; provided, however, if Operator enters into a take-or-pay contract which provides a credit to the purchaser for any payments by it for failing to take delivery, Operator shall have the right, but not the obligation, to deposit all or a portion of such payments in escrow, Operator shall have the right to retain such monies in escrow or disburse them from time to time to such person or persons as it determines are entitled thereto. If Operator disburses such monies to any person who is later determined to be not entitled thereto Operator shall have no liability to Developer or any other persons with respect thereto other than to use its best efforts to recover such monies for the account of the person who is lawfully entitled thereto, Accordingly, Developer hereby releases Operator from any and all claims, liabilities and damages related to or arising out of such payments or disbursements provided that Operator acted in good faith.

18.          Operating Fees and Costs.

(a)  Commencing at the time that a well drilled hereunder begins to produce, Operator shall be entitled to an operating fee of $400 per month for each well being operated under this Agreement in lieu of direct charges by Operator for its services or the use of its equipment for the normal operation and maintenance of such wells. Such operating fee shall be subject to annual adjustments as provided in Subsection 20b) below and shall cover all normal, regularly recurring operating expenses for the production and sale of oil and/or natural gas, including without limitation, well tender, routine maintenance and minor adjustments, reading meters, recording production, maintaining appropriate books and records, preparing reports to the Developer, and collecting and disbursing revenues.

(b)  Said well operating fee shall not cover the costs and expenses of:

(i)  lease rentals and royalties, including shut-in royalties not deducted under Section 19(d) above which have been paid by the Operator for the wells covered by this Agreement;

(ii)  taxes of every kind and nature, including, without limitation, ad valorem taxes, assessed or levied upon or in connection with the operation thereof, or the production therefrom, and which taxes have been paid by the Operator for the benefit of the Developer;

(iii)  the cost of materials purchased or furnished by Operator for use on the wells;

(iv)  transportation of materials, including brine, except where  employees of Operator transport material in the normal course of operation;

(v)  tubing, bailing or cleaning out a well and other services requiring equipment which is necessary to the efficient operation of a well;

(vi)  services, equipment and facilities necessary or appropriate for the production and sale or disposal of oil and/or natural gas liquids;

(vii)  services of attorneys, accountants, geologists, petroleum engineers or other professionals relating to operations hereunder; and

(viii)  any applications, filings or reports to either the gas purchaser(s) or governmental agencies.

Any such extra costs shall be paid by the parties, in proportion to their respective interests in the well with respect to which such expenses were incurred, based on Operator's invoice costs for expenses incurred or third party services performed and materials furnished, plus ten percent (10%), which ten percent shall be in lieu of any charge by Operator for its profit or overhead, except (i) that the charges for maintenance, repair and operation of gathering lines and compression and dehydration facilities shall be at a rate established by Operator, in its sole discretion, at the time of installation of such facilities, provided such rate is competitive with like facilities in the industry, and (ii) the charges for professional services shall be at cost, which shall be reasonable under the circumstances.

(c) The operating fee shall be adjusted as of the first day of April of each year following the effective date of this Agreement. The adjustment shall be computed by multiplying the then applicable operating fee by the percentage increase or decrease in the average weekly earnings of "Crude Petroleum, Natural Gas and Natural Gas Liquids" workers for the last calendar year compared to the preceding calendar year as published by the United States Department of Labor, Bureau of Labor Statistics, and shown in the Employment and Earnings Publications, Monthly Establishment Data, Hours and Earnings Statistical Table C-2, Index Average Weekly earnings of "Crude Petroleum, Natural Gas and Natural Gas Liquids" workers, SIC Code #131.2, or any successor index thereto, since January 1st in the year in which this Agreement was executed, in the case of the first adjustment, and since the previous adjustment date in the case of each subsequent adjustment. The adjusted operating fee shall be the operating fee currently in use, plus or minus the computed adjustment.

(d) The monthly operating fee shall be charged as follows:

(i) an active well producing for any portion of the month shall be charged for the entire month;

(ii) gas wells shall be charged if directly connected to a permanent sales outlet even though temporary shut-in due to overproduction or failure of the purchaser to take the production;

(iii) a producing oil and/or gas well permanently shut down but on which plugging operations are deferred shall not be charged after the time shut down is effected; and

(iv) a well being plugged back, drilled deeper, or which is undergoing any type of workover that requires the use of a drilling rig capable of drilling shall not be charged for that period of time during which the well does not produce.

(e) Except as otherwise provided herein, the Operator shall promptly pay and discharge all costs and expenses incurred in operations pursuant to this Agreement and charge each of the Developer with his respective share of such costs and expenses. Each Developer shall pay to the Operator all such costs and expenses within fifteen (15) days after the receipt of an invoice from Operator.

19.    Advance Payment.

(a) Subject to the Turnkey Price, the operator, at its election, shall have the right from time to time to demand and receive payment in advance from the Developer of their respective shares of the estimated costs to be incurred in operations hereunder during any month or in plugging and abandoning any wells which right may be exercised by submission to each Developer of an itemized statement of such estimated costs, together with an invoice for its share thereof. Each such statement and invoice shall be submitted on or before the twentieth day of the month preceding the month for which the advance is requested. Each Developer shall pay the amount shown on such invoice within fifteen days after the date thereof. Proper adjustments shall be made monthly between advances and actual costs (including the allowance for Operator's overhead), so that each Developer shall bear and pay its proportionate share of actual costs incurred, and no more.

(b) The Operator shall have the right to withhold all or a portion of production payments and place such amounts in an escrow account for the purpose of plugging and abandoning the wells covered by this Agreement, which right may be exercised by submission to Developer of an itemized statement of such estimated plugging costs. Thereafter, Operator shall annually submit to Developer an itemized statement of the estimated plugging cost and amount then on deposit. Operator shall disburse all proceeds, which accumulate in excess of estimated plugging costs (including the allowance for Operator's overhead), as set forth in Section 19 above.

20.    Operator's Remedies. In the event any Developer fails to pay its share of advances, costs and expenses hereunder, the Operator shall have the following remedies:

(a)  Developer shall pay interest monthly on the unpaid balance at the prime rate in effect at Bank of America, Virginia, on the first day of the month in which delinquency occurs plus two (2%) percent, plus attorney's fees, court costs and other costs in connection with the collection of unpaid amounts; and

(b)   Operator shall further have the right, without prejudice to any other rights or remedies to: (i) withhold payment of any working interest under this Agreement or any other account due such Developer; or

(ii) when operations are being conducted under Section 28 below, Operator may elect to treat Developer as a "Non-Consenting" party with respect to such well for any unpaid amount. In the event that Operator exercises its rights under this clause, Developer shall be deemed to have relinquished to Operator, and Operator shall be deemed to own, Developer's Interest in any such well or wells; provided, however, that Operator shall assume the obligations of Developer with respect to such well or wells.

21.    Term of Agreement.

(a)  This Agreement shall remain in full force and effect for as long as any well covered by this Agreement is producing oil or gas hereunder in "paying quantities". Each party shall be responsible for any existing obligation at the time this Agreement terminates. For purposes of this Agreement, the term "paying quantities" shall mean a well producing sufficient volumes of oil and/or gas to yield a reasonable profit over and above the operating costs, maintenance, royalties, overriding royalties and marketing the oil and/or gas.

(b)  The Operator shall notify the Developer whenever the 100% net working interest proceeds equal $500.00 or less for an unrestricted oil and/or gas well production period.

(c)  In the event (i) any six (6) continuous production periods are insufficient to pay all costs and expenses under Section 23(a) hereof and (ii) no restrictions are imposed upon the productivity of such well, or no other operations are proposed under this Agreement, then Operator shall schedule the well for plugging and abandonment at the sole cost and expense of Developer and all working interest owners. Operator shall then proceed to plug and abandon any such well, subject to suitable weather and the availability of equipment, upon receipt in advance of the estimated costs thereof as set forth in Sections 19 and 21 above. The termination of this Agreement or the abandonment of any well shall not relieve the Developer from any liability which has accrued or attached prior to the date of such termination.

(d)  In lieu of plugging and abandoning a well under Section 23(c) above, Operator shall have the right, but not the obligation, to take over the well or sell the well and the appropriate equipment and materials at a purchase price determined by Operator. In the event Operator elects to take over or sell such well, the Operator shall return the purchase price and any escrow monies accrued for such well to the Developer, or apply to any accounts due Operator, less $1,000.00 which shall remain in Operator's escrow bonding account for the plugging and abandonment liability. In either event, Developer shall assign its interest as directed by Operator, without warranty, express or implied, as to title, quantity, quality or fitness for use of the equipment and material, together with their interests in the well, equipment, material and the lease to the land upon which the well is located, free and clear of all liens and encumbrances, and Developer appoints Operator as its attorney-in-fact with full power of substitution to execute, deliver and record the appropriate assignment or other instrument of transfer for and on behalf of Developer. This power-of-attorney is coupled with an interest and shall be irrevocable. Upon such assignment the well shall be removed from this Agreement; provided, however, such removal shall not relieve Developer from any liability which has accrued or attached prior to the date of such removal. Furthermore, Operator agrees to hold Developer harmless from and against any and all liabilities in connection with plugging and abandonment of any such wells.

22.      Audit. Developer, upon ten (10) days' written request to Operator, shall have the right to audit, at the sole cost and expense of the Developer, during normal business hours, the Operator's books and records relating to the receipts, disbursements and accounting of any and all wells covered by this Agreement. Operator shall, upon written request, furnish Developer with copies of all well logs, production records and any other pertinent data.

23.    Insurance.

(a)  At all times while operations are conducted hereunder, Operator shall comply with the workers' compensation insurance laws and regulations of the state(s) where operations are being conducted. Operator shall also carry or provide such insurance for the benefit of the Developer as may be outlined in Exhibit "F" attached hereto. Operator shall require all contractors engaged in work on or for the wells covered by this Agreement to comply with the workers' compensation insurance laws and regulations of the state(s) where operations are being conducted and to maintain such other insurance as is required of Operator in Exhibit "F".

(b)  Operator shall carry employer's liability and other insurance as required by the laws of the State of Pennslyvania.

(c)  If the parties hereto or any of them shall insure their respective risks beyond the specific limits of insurance required to be carried by Operator under the terms of this Agreement, the benefits of such insurance shall inure to the parties procuring and maintaining the same, respectively, and the cost of such insurance shall be borne by such parties, respectively, without reimbursement from the other and without an accounting therefor.

(d)  It is further understood and agreed that Operator is not a guarantor of the financial responsibility of the insurer with whom such insurance is carried, and that except for gross negligence or willful misconduct, Operator shall not be liable to Developer for any loss suffered on account of the insufficiency of the insurance carried or the insolvency of the insurer with whom it is carried. Operator agrees that if at any time during the term of this Agreement it is unable to obtain or maintain such insurance it shall immediately notify Developer in writing of such fact.

24.    Claims and Lawsuits.

(a)  If any party to this Agreement is sued on an alleged cause of action arising out of the operations hereunder, it shall give prompt written notice of the suit to the other parties. The Operator shall defend all such actions, and the defense of lawsuits shall be under the general direction of attorney's engaged by the Operator.

(b)  Subject to the prior approval of Developer, any suit may be settled during litigation by the Operator. All expenses incurred in the defense of suits, together with the amount paid to discharge any final judgment, shall be considered costs of operations and shall be charged to and paid by all parties in proportion to their interests provided that any such claim or claims do not result from the Operator's gross negligence or willful misconduct and/or are not covered by Operator's insurance.

(c)  Damage claims caused by and arising out of operations conducted for the joint account of Developer shall be handled by the Operator and its attorneys. The settlement of claims of this kind shall be within the discretion of the Operator and, if settled, the sums paid in settlement shall be charged as expense to and be paid by Developer in proportion to its interest, except such claims caused by or arising out of the gross negligence or willful misconduct of the Operator which are not covered by the Operator's insurance.

25.    Force Majeure.

(a)  If Operator is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, then Operator shall give Developer prompt written notice of the force majeure with reasonably full particulars concerning the same. Thereupon, the obligations of the Operator, so far as it is affected by the force majeure, shall be suspended during but no longer than the continuance of the force majeure. Operator shall use all possible diligence to remove the force majeure as quickly as possible.

(b)  The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other difficulty by the Operator, contrary to its wishes, which shall be entirely within the discretion of the Operator.

(c)  The term "force majeure" as used herein shall mean an act of God, strike, lockout or other industrial disturbance, act of the public enemy, war, blockade, riot, lightning, fire, storm, flood, explosion, governmental restraint, unavailability of equipment, geologic accident and any other cause whether of the kind specifically enumerated above or otherwise which is not reasonably within the control of the Operator.

26.    Additional Operations.

(a)  Any party may submit a written proposal to rework, recomplete or complete any sands which were not completed at the initial completion, deepen or plug back any existing well or wells on a Drilling Site, all subject to the terms and conditions set forth below.

(b)  Operator shall act in a fiduciary capacity to approve or disapprove any proposal submitted by Developer under Subsection 26(a) above. If Operator approves any proposed operation, it shall give Developer thirty (30) days' prior written notice indicating the proposed operation, the work to be performed, the location, the proposed depth, objective formation and the estimated cost of operation. The charge for performing work under Subsection 26(a) above shall be Operator's cost plus ten (10%) percent. Before the expiration of the notice period, each Developer shall give notice to Operator indicating whether or not Developer wishes to participate in any of the operations by Operator under this Subsection. If Developer elects not to participate or fails to notify Operator of its intention to participate within the time prescribed, it shall thereafter be deemed to be a "Nonconsenting Party" and he shall not participate in any of the operations covered under this Section 26. Those parties who do elect to participate in the operations covered under this Section 26 shall be deemed to be "Consenting Parties" and shall participate in the benefit of the operations hereunder, and the work shall be commenced by the Operator and completed with due diligence subject to the availability of equipment.

(c)  The entire cost and risk of conducting such operations shall be borne by the Consenting Parties in the proportions that their respective interest bear to the total interest of all Consenting Parties. The Consenting Parties shall keep the leasehold estates involved in such operations free and clear of all liens and encumbrances of every kind created by or arising from the operations of the Consenting Parties. If an operation results in a dry hole, the Consenting Parties shall plug and abandon the well and restore the surface location at their sole cost, risk and expense. Notwithstanding the foregoing, Operator shall pay Developer a refund in the event of each dry hole, as set forth on Exhibit "E" hereto. If any well drilled, reworked, recompleted, completed, deepened or plugged back under the provisions of this Section results in the production of oil and/or gas in paying quantities, the Consenting Parties shall complete and equip the well to produce at their sole cost and risk, and such well shall be operated by the Operator at the expense and for the account of the Consenting Parties. Upon commencement of operations for the drilling, reworking, recompleting, completing, deepening or plugging back of any such well by Consenting Parties in accordance with the provisions of this Section, each Nonconsenting Party shall be deemed to have relinquished to Consenting Parties, and the Consenting Parties shall own and be entitled to receive, in proportion to their respective interests, all of such Non-Consenting Party's interest in the well, its leasehold operating rights, and share of production therefrom until the proceeds or market value thereof (after deducting production costs, taxes, royalties, overriding royalties and other interests payable out of or measured by the production from such well accruing with respect to such interest until its reverts) shall equal the total of the following:

(i) 300% of each such Nonconsenting Party's share of the cost of any newly acquired surface equipment beyond the wellhead connections (including, without limitation, stock tanks, separators, treaters, pumping equipment and piping), plus 300% of each such Nonconsenting Party's share of the cost of operation of the well commencing with first production and continuing until each such Nonconsenting Party's relinquished interest shall revert to it under this Section, it being agreed that each Nonconsenting Party's share of such costs and equipment will be that interest which would have been chargeable to each Nonconsenting Party had it participated in the well from the beginning of the operation; and

(ii) 300% of that portion of the costs and expenses of drilling, reworking, recompleting, deepening or plugging back, testing and completing, and 300% of that portion of the cost of newly acquired equipment in the well (to and including the wellhead connections), which would have been chargeable to such Nonconsenting Party if it had participated therein.

(d)  In the case of any reworking, completing, recompleting, plugging back or deeper drilling operation, the Consenting Parties shall be permitted to use, free of cost, all casing, tubing and other equipment in the well, but the ownership of all such equipment shall remain unchanged; and upon abandonment of a well after such reworking, completing, recompleting, plugging back or deeper drilling, the Consenting Parties shall account for all such equipment to the owners thereof, with each party receiving its proportionate part in kind or in value.

(e)  Within sixty (60) days after the completion of any operation under this Section, the party conducting the operations for the Consenting Parties shall furnish each Nonconsenting Party with an inventory of the equipment in and connected to the well, and an itemized statement of the cost of drilling, deepening, reworking, plugging back, testing, completing, recompleting and equipping the well for production or, at its option, the Operator, in lieu of an itemized statement of such costs of operation, may submit a detailed statement of monthly billings, Each month thereafter, during the time the Consenting Parties are being reimbursed as provided above, the Operator shall furnish the Nonconsenting Parties with an itemized statement of all costs and liabilities incurred in the operation of the well, together with a statement of the quantity of oil and gas produced from it and the amount of proceeds realized from the sale of the well's working interest production during the preceding month. Any amount realized from the sale or other disposition of equipment newly acquired in connection with any such operation which would have been owned by a Nonconsenting Party had it participated therein shall be credited against the total unreturned costs of the work done and of the equipment purchased, in determining when the interest of such Nonconsenting Party shall revert to it as above; provided, however, if there is a credit balance it shall be paid to such Nonconsenting Party.

(f)  If and when the Consenting Parties recover from a Nonconsenting Party's relinquished interest the amounts provided for above, the relinquished interest of such Nonconsenting Party shall automatically revert to it and from and after such reversion such Nonconsenting Party shall own the same interest in such well, the operating rights and working interest therein, the material and equipment in or pertaining thereto, and the production therefrom as such Nonconsenting Party would have owned had it participated in the drilling, reworking, deepening, recompleting, completing or plugging back of said well. Thereafter, such Nonconsenting Party shall be charged with and shall pay its proportionate part of the further cost of the operation of said well in accordance with the terms of this Agreement.

GENERAL PROVISIONS

27.    Assignment

(a)  By Operator. Operator shall have the sole and absolute right to pledge or assign its interest in the wells, production, equipment or leasehold interests covered hereby and to delegate its duties hereunder to another operator, without notice to Developer.

(b)  By Developer. Developer shall have the sole and absolute right to assign any interest it acquires pursuant to this Agreement. Such assignment may be made with or without notice to Operator; provided, however, until such time as Operator has received written notice of such assignment, it may deal solely with such Developer and need not recognize any party claiming through or under such Developer.

 (c)  By Division of Interest. If the interest of Developer is subsequently  divided among and owned by co-owners, Operator may, at its discretion, require such co-owners to appoint a single trustee or agent with full authority to receive notices, reports, and distribution of the proceeds of production; to approve expenditures; to receive billings for and approve and pay all costs, expenses and liabilities incurred hereunder; to exercise any rights granted to such co-owners hereunder; to grant any approvals or authorizations required or contemplated; and to deal generally with, and with power to bind, such co-owners with respect to all activities and operations contemplated by this Agreement; provided, however, that each such co-owner shall continue to have the right to enter into all contracts for sale of their respective share of oil and gas produced from the wells covered by this Agreement.

Waiver of Right to Partition: Each of the Developers irrevocably waives any right that they may have to maintain any action for partition with respect to the wells, the drilling sites or lands comprising the Drilling Areas.

28.    No Agency. It is not the intention of the parties to create, nor shall this Agreement be construed as creating, a mining or other partnership or association, or to render them liable as partners or joint venturers for any purpose. Operator shall be deemed to be an independent contractor for all purposes hereunder.

29.    Taxation.

(a)  Each of the parties elects, under the authority of Section 761(a) of the federal Internal Revenue Code of 1954, as amended (the "Code"), to be excluded from the application of all of the provisions of subchapter K of Chapter 1 of Subtitle A of the Code. If the income tax laws of the state or states in which the property covered hereby is located may contain, or may hereafter contain, provisions similar to those contained in Subchapter K of the Code, under which a similar election is permitted, each of Developer authorizes and directs Operator to execute such election or elections on its behalf and to file the election with the proper government office or agency. Beginning with the first taxable year of operations hereunder, each party agrees that the deemed election provided by Section 1.761-2(b) (2) (ii) of the Regulations under the Code will apply; and no party will file an application under Section 1.761-2(b) (3) (i) and (ii) of said Regulations to revoke said election. If requested by Operator to do so, each Developer agrees to execute and join in such an election.

(b)  If any tax assessment is considered unreasonable by Operator, it may at its discretion protest such valuation within the time and manner prescribed by law, and prosecute the protest to a final determination When any such protested valuation shall have been finally determined, Operator shall pay the assessment for the Developer, together with any interest and penalty accrued, and the total cost, including all costs relating to prosecution of the protest, shall then be assessed against Developer, and be paid by them, as provided herein.

30.    Notices. All notices authorized or required between the parties, and required by any of the provisions of this Agreement, shall, unless otherwise specifically provided, be given in writing by United States Postal Service or overnight courier and addressed to the party to whom the notice is given at the addresses listed in this Agreement. All notices under this Agreement required to be given to one party by the other shall be deemed given when the same is deposited with the U.S. Postal Service or overnight courier. Each party shall have the right to change its address at any time, and from time to time, by giving written notice to the other party.

31.    Authority. Each party certifies that it has the authority to execute this Agreement and that it will indemnify the other party for any damages, costs and expenses that may be caused by any lack of authority, and each party agrees to take all steps necessary to obtain such authority.

32.    Entire Agreement. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement supersedes all prior negotiations, agreements and understandings between the parties, whether written or oral, with respect to the subject matter hereof.

33.    Amendment. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by an amendment signed by the parties hereto.

34.    Waiver. No failure or delay on the part of any party in exercising any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

35.    Further Documents. The parties shall from time to time do and perform such  other and further acts and execute and deliver any and all such other and further instruments as may be required by law or reasonably requested by either party to establish, maintain and protect the respective rights and remedies of the other and to carry out and effect the intents and purposes of this Agreement.

36.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Instrument and the provisions of this Agreement shall be binding on the signatory parties hereto.

37.    Headings. All article, section or paragraph headings contained in this Agreement and the order of articles, sections and paragraphs are for convenience only and shall in no way limit or otherwise affect the interpretation of any of the terms or provisions hereof.

38.    Construction. All pronouns, singulars, plurals and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.

39.    Binding. This Agreement shall be binding upon and shall inure to the benefit of the undersigned parties and their respective heirs, personal representatives, successors and assigns.

40.    Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to the rules governing conflict of laws. The Court of jurisdiction over any disputes arising from this Agreement shall be the Court of Common Pleas, Washington County, PA.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the date first written above.

Operator: Mieka LLC By: /s/ Anita G. Blankenship Anita G. Blankenship Title: Owner/Member	Developer Mieka Corporation /s/ Daro Blankenship Daro Blankenship Managing Director